3
<DOCUMENT-COUNT>    1
<SROS>    NASDAQ
<REPORTING-OWNER>
     CIK	0000904389
     CCC	#ksjuh9q
     <RELATIONSHIP> 10% HOLDER
</REPORTING-OWNER>
<SUBMISSION-CONTACT>
     NAME	ED OBERST
     <PHONE>   212-269-7812
</SUBMISSION-CONTACT>
<PERIOD>
<NOTIFY>  EOBERST@INGALLS.NET
<SUBJECT-COMPANY>
     NAME	BOSTON LIFE SCIENCES INC.
     CIK	0000094784
     <IRS-NUMBER> 870277826
</SUBJECT-COMPANY>
                  3
                Initial State/Beneficial Ownership Of Securities


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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


================================================================================
1. Name and Address of Reporting Person*

GIPSON  		ROBERT  		L.
--------------------------------------------------------------------------------
   (Last)               (First)                 (Middle)


C/O INGALLS & SNYDER LLC, 61 BROADWAY SUITE 3100
--------------------------------------------------------------------------------
                                    (Street)

NEW YORK		NEW YORK		10006
--------------------------------------------------------------------------------
   (City)                           (State)                       (Zip)


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2. Date of Event Requiring Statement (Month/Day/Year)

07/25/02

================================================================================
3. IRS or Social Security Number of Reporting Person (Voluntary)


================================================================================
4. Issuer Name and Ticker or Trading Symbol

BOSTON LIFE SCIENCES INC. (BLSI)
================================================================================
5. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [   ]   Director                             [ x ]   10% Owner
   [   ]   Officer (give title below)           [   ]   Other (specify below)



      --------------------------------------------------------------------

================================================================================
6. If Amendment, Date of Original (Month/Year)


================================================================================
7. Individual or Joint/Group Filing  (Check applicable line)

   [ x ] Form Filed by One Reporting Person

   [   ] Form Filed by More than One Reporting Person

================================================================================
             Table I -- Non-Derivative Securities Beneficially Owned
================================================================================


                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr.5)
------------------------------------------------------------------------------------------------------------------------------------

COMMON STOCK 				254,000				D
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====================================================================================================================================

*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     5(b)(v)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.


                                  Page 1 of ___

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                        5. Owner-
		                                       3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
1. Title of Derivative   Date       Expira-                                Number           Price of       Indirect       Beneficial
   Security (Instr. 4)   Exer-      tion                                   of               Derivative     (I)            Ownership
   		         cisable    Date            Title                  Shares           Security       (Instr.5)      (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------

SENIOR NOTES		7/26/02		6/1/05		COMMON ST	1,851,852		2.16		I	NOTE 1
------------------------------------------------------------------------------------------------------------------------------------
WARRANTS		7/26/02		7/24/07		COMMON ST	500,000			2.16		I	NOTE 1
------------------------------------------------------------------------------------------------------------------------------------
WARRANTS		2/26/02		3/1/07		COMMON ST	50,000			2.75		D
------------------------------------------------------------------------------------------------------------------------------------

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====================================================================================================================================

Explanation of Responses:
NOTE 1:
Securities reported under indirect ownership are owned by Ingalls & Snyder Value Partners, L.P. ("ISVP"), an investment partnership managed under an Investment Advisory contract with Ingalls & Snyder LLC ("I&S"). Robert L. Gipson ("Gipson"), a Senior Director of I&S and Thomas O. Boucher, Jr., a Managing Director of I&S, are General Partners of ISVP and as such, share the power to vote the shares owned by it. ISVP owns a $4,000,000 convertible senior secured promissory note issued by BLSI which may be converted into 1,851,852 shares of BLSI common stock until 6/1/05. ISVP also owns 500,000 BLSI warrants. Each warrant gives ISVP the right to purchase one share of BLSI common stock for $2.16 until 7/24/07.
Gipson's directly owned shareholdings, when added to the shares owned by ISVP, aggregate in excess of 10% of the outstanding adjusted common shares of Boston Life. Gipson disclaims beneficial ownership of ISVP shares in excess of his economic interest in ISVP.



/s/ ROBERT L. GIPSON						9/25/02
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient. See Instruction 6 for procedure.

       Alternatively,   this  form  is  permitted  to  be  submitted  to  the
       Commission in electronic format at the option of the reporting person pursuant to Rule 101(b)(4) of Regulation S-T.


                                  Page 2 of __


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